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                 June 27, 2023

       Vered Jacob
       Chief Legal Officer
       Stratasys Ltd.
       7665 Commerce Way
       Eden Prairie, MN 55344

                                                        Re: Stratasys Ltd.
                                                            Registration
Statement on Form F-4
                                                            Filed June 20, 2023
                                                            File No. 333-272759

       Dear Vered Jacob:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Austin Pattan, Staff Attorney, at (202) 551-6756 or Matthew Crispino,
       Staff Attorney, at (202) 551-3456 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Viktor Sapezhnikov